UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 3, 2005

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

(a) Effective as of May 3, 2005, the employment of Mr. Ami Trauber, as Executive Vice President and Chief Financial Officer of the Partnership, was terminated. Mr. Trauber was employed pursuant to an employment agreement dated as of October 15, 2001. The agreement was terminable at will at any time upon 90 days’ prior written notice. The agreement provided for an annual base salary of $360,000. In addition, Mr. Trauber could earn a bonus of up to 40% of the base salary for services rendered based upon certain performance criteria. Mr. Trauber was also granted 50,000 senior subordinated unit appreciation rights with the strike price (as adjusted) of $20.95 per unit which had the following vesting schedule: 25% upon grant and 25% per year on each of the three anniversary dates thereafter. The Partnership is in discussions with Mr. Trauber concerning the terms of his termination.

(b) Effective as of May 3, 2005, the employment of Mr. David Shinnebarger, as Chief Marketing Officer of the Partnership, was terminated. Mr. Shinnebarger was employed pursuant to an employment agreement dated as of October 17, 2003, by and between, the Partnership. The agreement had an initial term of three years unless earlier terminated in accordance with its terms. The agreement permitted the Partnership to terminate the agreement at any time upon 90 days’ prior written notice. The agreement provided for an initial annual base salary of $325,000. In addition, Mr. Shinnebarger could earn a bonus of up to 100% of the base salary for services rendered based upon certain performance criteria. The annual base salary was subject to increase in years 2 and 3 in accordance with normal salary adjustments made to the Partnership’s other senior executives. The potential bonus increased to 150% of the base salary in the second year of employment and 200% of the base salary in the third year of employment. A portion of any bonus was payable in cash and a portion was payable in common units. Mr. Shinnebarger was also granted 4,500 common unit appreciation rights with the strike price of $22 per unit which had the following vesting schedule: 25% upon grant and 25% per year on each of the three anniversary dates thereafter. The employment agreement provided for six months salary as termination pay if Mr. Shinnebarger’s employment was terminated without cause or by Mr. Shinnebarger for good reason. In connection with the termination of this agreement, Mr. Shinnebarger will receive a payment of $243,750, representing salary in lieu of the 90 days’ notice plus the six months severance. In addition, the Partnership will continue Mr. Shinnebarger’s healthcare coverage for nine months.

Item 5.02 Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers

(a) Effective as of May 3, 2005, Richard Ambury, currently the Vice President and Treasurer of the Partnership was named Chief Financial Officer of the Partnership. Mr. Ambury replaces Mr. Ami Trauber who has served as Executive Vice President and Chief Financial Officer since 2001.

Information required by Item 401(b), (d) and (e) of Regulation S-K is incorporated herein by reference to the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Part III, Item 10, “Directors and Executive Officers of the General Partner.” Information required by Item 404(a) of Regulation S-K is incorporated herein by reference to Item 1.01(a) of this Form 8-K.

(b) Effective as of May 3, 2005, Mr. David Shinnebarger was terminated as Executive Vice President and Chief Marketing Officer of the Partnership in connection with the elimination of this position.

Item 9.01(c) Exhibits

99.1	Press Release dated May 3, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By:	Star Gas LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: May 9, 2005